355, INC.
                                 CODE OF ETHICS

Introduction

     355, Inc. (the "Company") have adopted this Code of Ethics for its senior financial management to promote honest and ethical conduct and to deter wrongdoing. This Code applies to the Company's Chief Executive Officer and any Chief Financial Officer, treasurer, controller and other senior financial officer that the Company may hire in the future (collectively, "Financial Managers"). These individuals hold an important and elevated role in our corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved.

Code of Ethics

     Financial Managers shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct:

1. Act honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     The Company's reputation depends on honesty and integrity. At the Company, we are committed to always doing the right thing. As in all other aspects of our business, we expect our Financial Managers to adhere to the highest standards of honesty and integrity.

     As part of this Code, Financial Managers are also expected to keep accurate books and records. Keeping accurate books and records is not only about good corporate citizenship, but it is also required by law. The Company is a public company and required to comply with a complex set of rules and regulations of the Securities and Exchange Commission ("SEC"). It is of utmost importance to the Company that all transactions and entries in its financial, accounting and other records be accurate and complete so that the integrity of the Company' business reputation, financial statements and regulatory filings is preserved. If you are ever tempted or asked to make a representation - either in a document or in oral communication - that is other than fully accurate, do not do it. This applies to each and every detail of our business. It applies with equal force in circumstances where one might believe that the consequences of the inaccuracy would be harmless.

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     Financial Managers should also avoid situations that involve any investment, interest or association that interferes, might interfere, or might appear to interfere, with the Financial Manager's exercise of independent judgment in the Company's best interests. A conflict of interest may also present itself indirectly, for example, through the Financial Manager's investment or involvement in another company, which does business with the Company. Financial Managers must disclose all potential conflicts of interest to their immediate supervisor. Those Financial Managers who are also executive officers of the Company must disclose potential conflicts of interest to the CEO and the Board of Directors.

2. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications the Company makes.

     The Company files annual reports with the SEC. These annual reports contain detailed financial and other information regarding the Company's business, operations and financial condition, including our audited financial statements. The Company also files with the SEC quarterly reports, which include its unaudited quarterly financial statements, together with other reports and information. The disclosures contained in all reports and documents that the Company files with the SEC, or makes public by other means (such as press releases), must be full, fair, accurate, timely and understandable.

     The applicable laws require that the Company maintain an overall system of disclosure controls and procedures that are adequate to meet its obligations to disclose such information. the Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company to the SEC are recorded, processed, summarized and reported. Also, our disclosure controls and procedures must ensure that financial and non-financial information required to be disclosed by us is accumulated and communicated to the Company's management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure. Financial Managers are expected to comply with the Company's system of disclosure controls and procedures.

     The applicable laws also require that the Company maintain internal controls and procedures for financial reporting, designed to provide reasonable assurances that the Company financial statements are fairly presented in conformity with generally accepted accounting principles. Financial Managers are expected to comply with the Company's system of internal controls and procedures for financial reporting.

     Annually, our independent outside auditors engage in an examination of our books and records to complete the annual audit of the Company's financial statements. This audit is in addition to our internal audit functions. Quarterly, our independent auditors review our books and records in connection with SEC filings. Our Financial Managers, just like everyone else in the Company, are prohibited from indirectly or directly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's auditors for the purpose of rendering our financial statements misleading. In addition, all Financial Managers have the responsibility to assure that complete and full information is provided to our internal and external auditors and that they receive assistance and cooperation in the performance of their duties.


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3.   Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, including the SEC.

     Financial Managers are expected to comply with both the letter and the spirit of all applicable governmental laws, rules and regulations that apply to the Company and its businesses. This also means that a Financial Manager is expected to seek assistance when unsure about how a particular law applies.

Violations of this Code

     All Financial Managers are accountable to the Company for their individual adherence to this Code. A failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. It is also important to note that violations of this Code may also constitute violations of law and may result in civil and criminal action against the Company, the Financial Manager or other Company personnel. Any such civil or criminal action may result in a wide variety of penalties or sanctions that are adverse to the Company, the Financial Manager or other Company personnel, including jail time, financial penalties, restatements of previous disclosures, disgorgement of profits or bonuses, and cease and desist orders which can bar the Company or the Financial Manager involved from certain business activities.

Waivers

     Any waiver of this Code will be promptly disclosed to the public in the manner required by law. Requests for waivers must be made in writing to the Board of Directors prior to the occurrence of the violation of the Code.

Reporting Violations

     Financial Managers must promptly report observed violations of this Code to the Chair of the Company's Board of Directors.